Exhibit (4)(v)

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

[DUAL STEP UP] SEGMENT OPTION RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to a [Dual Step Up] Segment with this index linked and variable deferred annuity Contract as described below.

This Rider is effective immediately.

The following is added to the definition of Segment Rate of Return:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the [Dual Step Up] Segment Option, your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your [Dual Step Up] Segment will be:
Is greater than or equal to the Segment Buffer	Equal to the Performance Cap Rate[, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage for the Segment duration as described in Section III of the ROP DB Rider if the ROP DB Rider is elected].

Is less than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer[, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage for the Segment duration as described in Section III of the ROP DB Rider if the ROP DB Rider is elected].

RIDER CHARGE

There is no charge for this Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA
[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

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